                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                            1934 (Amendment No.  )

Filed by the Registrant                           [X]
Filed by a Party other than the Registrant        [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           Cypress Bioscience, Inc.
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               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box)

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


1.   Title of each class of securities to which transaction applies:

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2.   Aggregate number of securities to which transaction applies:


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3.   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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4.   Proposed maximum aggregate value of transaction:


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5.   Total fee paid:


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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.   Amount Previously Paid:

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7.   Form, Schedule or Registration Statement No.:


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9.   Date Filed:


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

                      [LOGO OF CYPRESS BIOSCIENCE, INC.]

                        4350 Executive Drive, Suite 325
                              San Diego, CA 92121

                   Notice of Annual Meeting of Stockholders

                          To be Held on July 27, 2000

TO THE STOCKHOLDERS OF CYPRESS BIOSCIENCE, INC.:

     Notice is Hereby Given that the Annual Meeting of Stockholders of
Cypress Bioscience, Inc., a Delaware corporation (the "Company"), will be held on July 27, 2000, at 11:00 a.m. local time at the L'Auberge Hotel located at 1540 Camino Del Mar, Del Mar, California 92014 for the following purposes:

     1. To elect two directors to hold office until the 2003 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

     2.   To approve the Company's 2000 Equity Incentive Plan;

     3. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000; and

     4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on June 9, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

                                   By Order of the Board of Directors


                                   Manny Diaz-Conti
                                   Corporate Secretary

San Diego, California
June 21, 2000

     All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                           CYPRESS BIOSCIENCE, INC.
                        4350 Executive Drive, Suite 325
                              San Diego, CA 92121

                                --------------

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS
                          to be held on July 27, 2000


General

     The enclosed proxy is solicited on behalf of the Board of Directors of Cypress Bioscience, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on July 27, 2000, at 11:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the L'Auberge Hotel located at 1540 Camino Del Mar, Del Mar, California 92014. The Company intends to mail this proxy statement and accompanying proxy card on or about June 21, 2000, to all stockholders entitled to vote at the Annual Meeting.

Solicitation

     The Company will bear the entire cost of the solicitation of proxies, including preparation, assembly, printing and mailing of the Proxy Statement, the proxy card and any additional information furnished to stockholders of the Company. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock of the Company beneficially owned by others to forward to such beneficial owners. The Company may reimburse such banks, brokerage houses, fiduciaries and custodians for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, a professional proxy solicitation firm. No additional compensation will be paid to directors, officers or other regular employees for such services, but any professional proxy solicitation firm used by the Company will be paid its customary fee.

Voting Rights and Outstanding Shares

     The Board has fixed June 9, 2000 as the record date (the "Record Date") for the determination of stockholders entitled to vote at the Annual Meeting. Only holders of record of the Company's Common Stock, $.02 par value per share (the "common stockCommon Stock"), at the close of business on June 9, 2000 will be entitled to notice of and to vote at the Annual Meeting. The only outstanding class of capital stock of the Company is its common stock. At the close of business on the Record Date, there were outstanding and entitled to vote 48,655,895 shares of common stock. Each share of common stock entitles the holder of record on the Record Date to one vote on all matters to be voted upon at the Annual Meeting. Pursuant to the Company's Bylaws, the presence in person or by proxy of the holders of record of one-third

(1/3) of the issued and outstanding shares of common stock of the Company entitled to vote is required to constitute a quorum for the transaction of business at the meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

     All proxies will be voted in accordance with the instructions contained in the proxy. If no choice is made on your signed proxy card that is returned to the Company, the shares represented by your executed proxy will be voted FOR (i) Proposal 1 the election of management's nominee for directors to the class whose next term expires as of the 2003 Annual Meeting, (ii) Proposal 2 to approve the 2000 Equity Incentive Plan, (iii) Proposal 3 to ratify the selection of Ernst & Young LLP as the Company's independent auditor's for the fiscal year ending December 31, 2000. If the instruction on your proxy card specifies "ABSTAIN" with respect to a particular proposal, the shares represented by your executed proxy card will be counted as an abstention for such proposal.

Revocability of Proxies

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 4350 Executive Drive, Suite 325, San Diego, California 92121, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

     The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 Annual Meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is February 19, 2001. Unless a stockholder who wishes to bring a matter before the stockholders at the Company's 2000 Annual Meeting of stockholders notifies the Company of such matter prior to May 5, 2001, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter.

                                       2.

                                  Proposal 1

                              Election of Directors


     The Company's Bylaws provide that the Board shall be divided into three classes, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors to serve on the Board) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

     Under the Company's Bylaws, there shall be not less than three nor more than nine directors, as determined from time to time by resolution of the Board. There are presently six directors serving on the Board and there is one vacancy.

     There are two directors in the class whose term of office expires as of the Annual Meeting. The nominees for election to this class, Dr. Kranzler and Dr. Golde, are currently directors of the Company. Dr. Kranzler was originally elected to the Board in December 1995 by the Board and Dr. Golde was also originally elected to the Board in April 1998. If elected at the Annual Meeting, Dr. Kranzler and Dr. Golde will serve until the 2003 Annual Meeting of Stockholders and until their successors are elected and qualified, or until the earlier of their death, resignation or removal.

     Election of the nominees will require the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Dr. Kranzler and Dr. Golde and both directors have agreed to serve if elected, and management has no reason to believe that any of the nominees will be unable to serve. In the event that Dr. Kranzler or Dr. Golde should be unavailable to serve as a result of an unexpected occurrence, such shares will be voted (unless the proxy card is marked to the contrary) for the election of such substitute nominee, if any, as management may recommend. It is believed that all officers and directors of the Company will vote their respective shares in favor of Dr. Kranzler and Dr. Golde.

     Set forth below is biographical information for the nominees for election for a three-year term expiring at the 2003 Annual Meeting and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for a Three-Year Term Expiring at the 2003 Annual Meeting

     Jay D. Kranzler, M.D., Ph.D., was appointed Chief Executive Officer and Vice-Chairman of the Company in December 1995. In April 1996, Dr. Kranzler also assumed the position of Chief Scientific Officer of the Company, and in November 1997, also assumed the position of Chief Financial Officer. In April 1998, Dr. Kranzler was appointed as Chairman of the Board. From January 1989 until August 1995, Dr. Kranzler served as President, Chief Executive Officer and a director of Cytel Corporation, a publicly held biotechnology company. Dr. Kranzler has been an adjunct member of the Research Institute of Scripps Clinic since January 1989. Before joining Cytel, Dr. Kranzler was employed by McKinsey & Company, a

                                       3.

management-consulting firm, from 1985 to January 1989 as a consultant specializing in the pharmaceutical industry.

     David W. Golde, M.D., was elected by the Board to serve as a director of the Company in April 1998. Dr. Golde has been the Physician-in-Chief of Memorial Sloan-Kettering Cancer Center since 1991. He has been a Professor of Medicine at Cornell University Medical College since 1991 and at UCLA School of Medicine since 1979. Dr. Golde is also a director of Eron, Inc. Dr. Golde is a consultant to numerous medical and research institutions.

                       The Board of Directors Recommends
                    A Vote in Favor of the Named Nominees.

Directors Continuing in Office Until the 2001 Annual Meeting

     Jack H. Vaughn has served as a director of the Company since 1991. Currently, Mr. Vaughn is Chairman of ECOTRUST, a Portland, Oregon-based foundation promoting environmentally friendly development in the Pacific Northwest. From 1988 to 1992, he was the U.S. Government's Senior Environmental Advisor for Central America. Prior to that, Mr. Vaughn had been the founding Chairman of Conservation International, a private foundation encouraging biological diversity. Mr. Vaughn was a director of Allegheny & Western Energy Corporation from 1981 through 1995 and was a member of its Compensation Committee.

     Samuel D. Anderson was elected by the Board to serve as a director of the Company in April 1998. Currently, Mr. Anderson is an independent consultant. From 1990 to 1991, he was the President and Chief Executive Officer of Trancel Corporation, a biotechnology company. From 1984 to 1989 Mr. Anderson was the Chief Executive Officer of Alpha Therapeutics Corporation, a blood plasma fractionator, and between 1989 and 1990 served as its Chairman of the Board. Mr. Anderson is currently Chairman of the Board of Hycor, a publicly traded company, and is also a Board member of publicly traded SeraCare.

Directors Continuing in Office Until the 2002 Annual Meeting

     Mark C. Rogers, M.D., was elected by the Board to serve as a director of the Company in October 1999. Currently, Dr. Rogers is the President of Paramount Capital Investments, which is a company specializing in investments in the pharmaceutical, medical and biotechnology industries. Dr. Rogers is also a director of Genta Incorporated, a biopharmaceutical company. From 1992 to 1996 he served as the Vice Chancellor for Health Affairs at the Duke University Medical Center. From 1990 to 1992 was an Associate Dean of the John's Hopkins University. Dr. Rogers was also a founding member of ENTREMED, a biotechnology company.

     Larry J. Kessel, M.D., was elected by the Board to serve as a director of the Company in October 1999. Currently, Dr. Kessel is in private practice in internal and geriatric medicine, since 1985 he has served a medical director at Integrated Health Services, a conglomerate involved in geriatric care. He has been a clinical instructor at Jefferson Medical College since 1984. Dr. Kessel holds a position on the Board of Directors of Genta, Inc. since September 1997.

                                       4.

Background of Non-Director Executive Officers

     Carl F. Bobkoski was appointed President and Chief Operating Officer in March 1999. Prior to joining the Company, from May 1995 to February 1999, Mr. Bobkoski served as Executive Vice President of Signal Pharmaceuticals, Inc., a biopharmaceutical company. From 1990 to 1995, Mr. Bobkoski was Executive Vice President and a director at Gensia, Inc ("Gensia"), a biopharmaceutical company, where he was responsible for directing all commercialization activities for proprietary products, overseeing the operations of Gensia Laboratories, Ltd., a wholly-owned subsidiary of Gensia, and supervising product development, finance, management information systems and corporate development.

     R. Michael Gendreau, M.D., Ph.D., was appointed Vice President of Research and Development and Chief Medical Officer of the Company in December 1996 and was promoted to Executive Vice President of Research and Development, Chief Medical Officer and Chief Scientific Officer in February 1999. Dr. Gendreau joined the Company in 1994 and held various positions from 1994 through 1996, including Executive Director of Scientific Affairs. From 1991 to 1994, Dr. Gendreau was Vice President of Research and Development and Chief Medical Officer for MicroProbe Corporation, a developer and manufacturer of DNA probe-based diagnostic equipment.

Board Committees

     On January 20, 2000, the Board of Directors reorganized the composition of the board committees due to the resignations of Richard M. Crooks and Philip J. O'Reilly and the additions of Mark C. Rogers, M.D. and Larry Kessel, M.D. The Board of Directors has designated certain committees, including, but not limited to an Audit Committee, Compensation Committee, Stock Option Committee which has a Non-Executive Stock Option Committee, Medical Affairs Committee, and Mergers and Acquisitions Committee.

     The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the auditors' comments (out of the presence of management) as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of two directors: Mr. Vaughn (Chairman) and Dr. Mark Rogers.

     The Compensation Committee makes recommendations based on management's inputs concerning salaries and incentive compensation, awards stock options to executives under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of three directors: Messrs. Anderson (Chairman), Vaughn, and Dr. Kessel.

     The Stock Option Committee considers and recommends to the Board of Directors the number and terms of stock options to be granted to officers and employees of the Company. The Stock Option Committee is composed of two directors: Mr. Anderson and Dr. Kessel. The Non-Executive Officer Stock Option Committee was created by the Stock Option Committee in February 1996. It has the authority to grant certain numbers of options to employees who are not

                                       5.

executive officers of the Company; provided, however, that the number of options granted to employee by the Non-Executive Officer Stock Option Committee is limited to 200,000 each period between Board meetings. The Non-Executive Officer Stock Option Committee is comprised of one director: Dr. Kranzler.

     The Medical Affairs Committee reviews and recommends actions associated with the Company's efforts on marketing the PROSORBA column to the medical community. The Committee provides guidance, and assists with the contact of prominent doctors in the appropriate fields. The Medical Affairs Committee is composed of three directors: Drs. Rogers, Kessel and Golde.

     The Mergers and Acquisitions Committee reviews, researches and makes recommendations on the Company's potential abilities to merger or acquire with appropriate companies. In addition, the Committee may make recommendations related to the negotiations of a merger and/or acquisition, and perform due diligence procedures on behalf of the Company. The Mergers and Acquisitions Committee is composed of three directors: Drs. Rogers, Kessel and Golde.

Scientific Advisory Boards

     The Company has established four scientific advisory boards to provide scientific and clinical support and guidance related to the Company's products. The areas of focus of the scientific advisory boards are immunology, rheumatology, hematology, and platelet therapy.

     The Immunology Advisory Board (the "IAB") is currently composed of Gerald
T. Nepom (appointed July 1996), M.D., Ph.D., Scientific Director of the Virginia Mason Research Center in Seattle, Washington; Eng Tan (appointed June 1996), M.D., Director, W.M. Keck Autoimmune Disease Center, The Scripps Clinic and Research Institute, San Diego, California; and Richard Lerner, M.D., President, The Scripps Research Institute. The focus of the IAB will be to provide guidance to the extramural research investigating the PROSORBA column's immunologic mechanism of action.

     The Rheumatology Advisory Board (the "RAB") is composed of David Felson (appointed June 1996), M.D., M.P.H. Professor of Medicine and Public Health, Director, Boston University Arthritis Health Services Center; Richard Panush (appointed June 1996), M.D., Professor and Chairman, Department of Medicine, St. Barnabas Medical Center, Livingston, New Jersey; George Ehrlich (appointed June
1996), M.D., University of Pennsylvania Medical School, Member, Expert Advisory Panel on Chronic Degenerative Disease, World Health Organization; Sanford H. Roth, M.D., Medical Director, Arizona Research and Education, Phoenix, Arizona; Gary S. Firestein, M.D., University of California at San Diego, School of Medicine, La Jolla, California; and Roy Fleischmann, M.D., Chief Executive Officer, Rheumatology Research International, Dallas, Texas. The RAB will oversee and guide the Company's programs in RA. The RAB members are all serving as advisors to the FDA in the Drug Division which reviews New Drug Applications for rheumatology pharmaceutical product.

     The Hematology Advisory Board (the "HAB") is composed of David J. Kuter (appointed June 1996), M.D., D.Phil., Chairman, Department of Hematology, Massachusetts General Hospital. The HAB will oversee and guide the Company's programs in ITP.

                                       6.

     The Platelet Advisory Board (the "PAB") is composed of Richard H. Aster (appointed November 1996), M.D., former President, Blood Center of Southeast Wisconsin; and Scott N. Swisher (appointed November 1997), M.D., Chairman, FDA Blood Products Advisory Committee; Professor of Medicine (emeritus), University of Michigan. The PAB will oversee the Company's programs as they relate to platelet therapy.

     There are no material consulting or other agreements between the Company and any member of the Company's various scientific advisory boards.

                                  Proposal 2

                  Approval of the 2000 Equity Incentive Plan


     In May 2000, the Board of Directors of the Company ("Board") adopted the Company's 2000 Equity Incentive Plan ("Incentive Plan"), subject to stockholder approval. There are 3,000,000 shares of common stock reserved for issuance under the Incentive Plan.

     As of June 9, 2000, no awards (net of canceled or expired awards) had been granted under the Incentive Plan. All of the 3,000,000 authorized shares remained available for future grant under the Incentive Plan.

     Stockholders are requested in this Proposal 2 to approve the Incentive Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Incentive Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       The Board Of Directors Recommends
                        A Vote In Favor Of Proposal 2.

     The essential features of the Incentive Plan are outlined below:

General

     The Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, stock bonuses and restricted stock purchase awards (collectively "awards"). Incentive stock options granted under the Incentive Plan are intended to qualify as "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the Incentive Plan are not intended to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of awards. To date, the Company has not granted any stock options under the Plan.

                                       7.

Purpose

     The Board adopted the Incentive Plan to provide a means by which employees, directors and consultants of the Company and its affiliates may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates. All of the approximately 55 employees, directors and consultants of the Company and its affiliates are eligible to participate in the Incentive Plan.

Administration

     The Board administers the Incentive Plan. Subject to the provisions of the Incentive Plan, the Board has the power to construe and interpret the Incentive Plan and to determine the persons to whom and the dates on which awards will be granted, the number of shares of common stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award.

     The Board has the power to delegate administration of the Incentive Plan to a committee composed of not fewer than two members of the Board. In the discretion of the Board, a committee may consist solely of two or more outside directors in accordance with Section 162(m) of the Code or solely of two or more non-employee directors in accordance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board has delegated administration of the Incentive Plan to the Compensation Committee of the Board. As used herein with respect to the Incentive Plan, the "Board" refers to any committee the Board appoints as well as to the Board itself. The Board has also delegated to Dr. Kranzler, the Company's Chief Executive Officer, the power to grant up to 250,000 options to non-officer employees between the time of Board meetings.

     The regulations under Section 162(m) of the Code require that the directors who serve as members of the committee must be "outside directors." The Incentive Plan provides that, in the Board's discretion, directors serving on the committee may be "outside directors" within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) current employees of the Company or an affiliate, (ii) former employees of the Company or an affiliate receiving compensation for past services (other than benefits under a tax-qualified pension Incentive Plan), (iii) current and former officers of the Company or an affiliate, (iv) directors currently receiving direct or indirect remuneration from the Company or an affiliate in any capacity (other than as a director), and (v) any other person who is otherwise considered an "outside director" for purposes of Section 162(m). The definition of an "outside director" under Section 162(m) is generally narrower than the definition of a
                                            --------
"non-employee director" under Rule 16b-3 of the Exchange Act.

                                       8.

Eligibility

     Incentive stock options may be granted under the Incentive Plan only to employees (including officers) of the Company and its affiliates. Employees (including officers), directors, and consultants of both the Company and its affiliates are eligible to receive all other types of awards under the Incentive Plan.

     No incentive stock option may be granted under the Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. Likewise, no restricted stock award may be granted under the Incentive Plan to any such 10% stockholder unless the exercise price is at least 100% of the fair market value of the stock subject to the award. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Incentive Plan and all other such plans of the Company and its affiliates) may not exceed $100,000.

     No employee may be granted options under the Incentive Plan exercisable for more than 1,000,000 shares of common stock during any calendar year ("Section 162(m) Limitation").

Stock Subject to the Incentive Plan

     Subject to this Proposal, an aggregate of 3,000,000 shares of common stock is reserved for issuance under the Incentive Plan. If awards granted under the Incentive Plan expire or otherwise terminate without being exercised, the shares of common stock not acquired pursuant to such awards again becomes available for issuance under the Incentive Plan. If the Company reacquires unvested stock issued under the Incentive Plan, the reacquired stock will again become available for reissuance under the Incentive Plan for awards other than incentive stock options.

Terms of Options

     The following is a description of the permissible terms of options under the Incentive Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

     Exercise Price; Payment. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options may not be less than 85% of the fair market value of the stock on the date of grant and, in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. If options were granted with exercise prices below market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m) of the Code. See "Federal Income Tax Information." As of June 5, 2000, the closing price of the Company's common stock as reported on the SmallCap Nasdaq Stock Market was $1.844 per share.

                                       9.

     The exercise price of options granted under the Incentive Plan must be paid either in cash at the time the option is exercised or at the discretion of the Board, (i) by delivery of other common stock of the Company, (ii) pursuant to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the Board.

     Repricing. In the event of a decline in the value of the Company's common stock, the Board has the authority to offer participants the opportunity to replace outstanding higher priced options with new lower priced options. To the extent required by Section 162(m) of the Code, a repriced option is deemed to be canceled and a new option granted. Both the option deemed to be canceled and the new option deemed to be granted will be counted against the Section 162(m) Limitation.

     Option Exercise. Options granted under the Incentive Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Shares covered by currently outstanding options under the Incentive Plan typically vest over four years with a one year cliff and vesting daily and ratably thereafter during the participant's employment by, or service as a director or consultant to, the Company or an affiliate (collectively, "service"). Shares covered by options granted in the future under the Incentive Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may vest or be exercised. In addition, options granted under the Incentive Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase unvested shares, generally at their exercise price, should the participant's service terminate before vesting. To the extent provided by the terms of an option, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the participant, by delivering already-owned common stock of the Company or by a combination of these means.

     Term. The maximum term of options under the Incentive Plan is 10 years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the Incentive Plan generally terminate three months after termination of the participant's service unless (i) such termination is due to the participant's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination; (ii) the participant dies before the participant's service has terminated, or within three months after termination of such service, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the participant's death) within 18 months of the participant's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. A participant may designate a beneficiary who may exercise the option following the participant's death. Individual option grants by their terms may provide for exercise within a longer period of time following termination of service.

     The option term generally is not extended in the event that exercise of the option within these periods is prohibited. Participant's option agreement also may provide that if the exercise of the option following the termination of the participant's service would be prohibited because the issuance of stock would violate the registration requirements under the Securities Act, then the option will terminate on the earlier of (i) the expiration of the term of the option or
(ii) three

                                      10.

months after the termination of the participant's service during which the exercise of the option would not be in violation of such registration requirements.

Terms of Stock Bonuses and Purchases of Restricted Stock

     Payment. The Board determines the purchase price under a restricted stock purchase agreement but the purchase price may not be less than 85% of the fair market value of the Company's common stock on the date of grant. The Board may award stock bonuses in consideration of past services without a purchase payment.

     The purchase price of stock acquired pursuant to a restricted stock purchase agreement under the Incentive Plan must be paid either in cash at the time the option is exercised or at the discretion of the Board, (i) by delivery of other common stock of the Company, (ii) pursuant to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the Board.

     Vesting. Shares of stock sold or awarded under the Incentive Plan may, but need not be, subject to a repurchase option in favor of the Company in accordance with a vesting schedule as determined by the Board. The Board has the power to accelerate the vesting of stock acquired pursuant to a restricted stock purchase agreement under the Incentive Plan.

     Restrictions on Transfer. Rights under a stock bonus or restricted stock bonus agreement may be not be transferred except where such assignment is required by law or expressly authorized by the terms of the applicable stock bonus or restricted stock purchase agreement, which is in the sole discretion of the Board.

Restrictions on Transfer

     The participant may not transfer an incentive stock option otherwise than by will or by the laws of descent and distribution. During the lifetime of the participant, only the participant may exercise an incentive stock option. The Board may grant nonstatutory stock options that are transferable in certain limited instances. Shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer that the Board deems appropriate.

Adjustment Provisions

     Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares of common stock subject to the Incentive Plan and outstanding awards. In that event, the Incentive Plan will be appropriately adjusted as to the class and the maximum number of shares of common stock subject to the Incentive Plan and the Section 162(m) Limitation, and outstanding awards will be adjusted as to the class, number of shares and price per share of common stock subject to such awards.

                                      11.

Effect of Certain Corporate Events

     The Incentive Plan provides that, in the event of a dissolution or liquidation of the Company, then all outstanding awards shall terminate prior to such event. The Incentive Plan further provides that, in the event of a sale of substantially all of the assets of the Company, specified types of merger, or other corporate reorganization ("change in control"), any surviving corporation shall assume awards outstanding under the Incentive Plan or substitute similar awards for those outstanding under the Incentive Plan. If any surviving corporation declines to assume awards outstanding under the Incentive Plan, or to substitute similar awards, then, with respect to participants whose service has not terminated, the vesting and the time during which such awards may be exercised will be accelerated. An outstanding award will terminate if the participant does not exercise it before a change in control. The acceleration of an award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

Duration, Amendment and Termination

     The Board may suspend or terminate the Incentive Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Incentive Plan will terminate on May 3, 2010.

     The Board may also amend the Incentive Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board if the amendment would (i) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Incentive Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3 of the Exchange Act); (ii) increase the number of shares reserved for issuance upon exercise of awards; or (iii) change any other provision of the Incentive Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 of the Exchange Act or satisfy the requirements of Section 422 of the Code or any securities exchange listing requirements. The Board may submit any other amendment to the Incentive Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

Federal Income Tax Information

     Long-term capital gains currently are generally subject to lower tax rates than ordinary income or short-term capital gains. The maximum long-term capital gains rate for federal income tax purposes is currently 20% while the maximum ordinary income rate and short-term capital gains rate is effectively 39.6%. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

                                      12.

         Incentive Stock Options. Incentive stock options under the Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

         There generally are no federal income tax consequences to the participant or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant's alternative minimum tax liability, if any.

         If a participant holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss if the participant held the stock for more than one year.

         Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or (ii) the participant's actual gain, if any, on the purchase and sale. The participant's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

         To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

         Nonstatutory Stock Options, Restricted Stock Purchase Awards and Stock Bonuses. Nonstatutory stock options, restricted stock purchase awards and stock bonuses granted under the Incentive Plan generally have the following federal income tax consequences:

         There are no tax consequences to the participant or the Company by reason of the grant. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock's fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of
Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

         Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or

                                       13.

loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to
Section 16(b) of the Exchange Act.

         Stock Appreciation Rights. No taxable income is realized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation right the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, the Company is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a reporting obligation, the Company will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the participant.

         Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

         Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of "outside directors" and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

         Compensation attributable to restricted stock and stock bonuses will qualify as performance-based compensation, provided that: (i) the award is granted by a compensation committee comprised solely of "outside directors" and
(ii) the purchase price of the award is no less than the fair market value of the stock on the date of grant. Stock bonuses qualify as performance-based compensation under the Treasury regulations only if (i) the award is granted by a compensation committee comprised solely of "outside directors" , (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount -- or formula used to calculate the amount -- payable upon attainment of the performance goal).

                                       14.

                                  Proposal 3

               Ratification Of Selection Of Independent Auditors


         The Board has selected Ernst & Young LLP to continue as the Company's independent auditors for the fiscal year ending December 31, 2000 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited the Company's financial statements since the fiscal year ended December 31, 1994. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         Stockholder ratification of the selection of Ernst & Young as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Required Vote of Stockholders

         The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young as the Company's independent auditors. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. The Board unanimously approved the selection of Ernst & Young and believes that all officers and directors will vote their respective shares in favor of this Proposal 3.

                       The Board Of Directors Recommends
                        A Vote In Favor Of Proposal 3.

                                       15.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of May 15, 2000 with respect to (i) each stockholder known to the Company to be the beneficial owner of more than five percent (5%) of the outstanding common stock of the Company,
(ii) each director, (iii) each Named Executive Officer and (iv) all directors and Named Executive Officers of the Company as a group. Except as set forth below, each of the named persons and members of the group has sole voting and investment power with respect to the shares shown.

                                                     Amount and Nature of
                                                     --------------------
                                                   Beneficial Ownership of     Percent of Class of
                                                   -----------------------     -------------------
Beneficial Owner of Common Stock (1)                  Common Stock (2)          Common Stock (2)
                                                      ----------------          ----------------
Paramount Capital Asset Management, Inc. ......         14,090,185(3)              28.96%
   787 Seventh Avenue, 44th Floor
   New York, NY 10019
Jay D. Kranzler ...............................          3,464,957(4)               7.12%
Carl Bobkoski .................................            296,382(5)                 *
R. Michael Gendreau ...........................            358,977(6)                 *
Jack H. Vaughn ................................             75,000(7)                 *
Samuel D. Anderson ............................             83,736(8)                 *
David Golde ...................................             57,320(9)                 *
Larry J. Kessel ...............................             86,300(10)                *
Mark C. Rogers ................................             81,300(11)                *
All Directors and Named Executive Officers as a
  Group (8 persons) ...........................          4,252,212(12)              8.74%

_______________________
*Less than one percent

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedule 13Ds filed with the Securities and Exchange Commission (the "Commission"). Except as shown otherwise in the table, the address of each stockholder listed is in care of the Company at 4350 Executive Drive, Suite 325, San Diego, California, 92121.
(2) Except as otherwise indicated in the footnotes of this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants exercisable within 60 days of May 15, 2000 are deemed outstanding for computing the percentage of the person or entity holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Percentage of beneficial ownership is based upon 48,655,895 shares of the Company's common stock outstanding as of May 15, 2000.
(3) Dr. Lindsay A. Rosenwald is the sole shareholder of Paramount Capital Asset Management, Inc. ("Paramount Capital"). Paramount Capital is the general partner of Aries Domestic Fund, L.P., a limited partnership incorporated in Delaware ("Aries Domestic") and the investment manager of The Aries Master Fund, a Cayman Islands trust ("The Aries Master Fund"). Of the 14,090,185 shares of common stock indicated as beneficially held, Paramount Capital shares voting and dispositive power with the following persons or entities:
     Aries Domestic Fund, L.P. with respect to 4,130,666 of the shares; The Aries Master Fund II with respect to 9,639,681 of the shares and the Aries Domestic Fund II, L.P. with respect to 319,838 shares.
(4) Includes 3,171,016 shares of common stock issuable pursuant to options exercisable within 60 days of May 15, 2000. Also includes 42,181 shares of common stock held in Dr. Kranzler's name. Also includes 251,760 shares of common stock held by the Company's 401(k) plan for which Dr. Kranzler, as co-trustee of the 401(k) plan, has voting rights to such shares.
(5) Includes 44,322 shares of common stock issuable pursuant to options exercisable within 60 days of May 15, 2000. Also includes 251,760 shares of common stock held by the Company's 401(k) plan for which Mr. Bobkoski, as co-trustee of the 401(k) plan, has voting rights to such shares. Also includes 100 shares held be Alexander Bobkoski, Mr. Bobkoski's son, 100 shares held by Elizabeth Bobkoski, Mr. Bobkoski's daughter and 100 shares held by Catherine Bobkoski, Mr. Bobkoski's daughter.
(6) Includes 358,977 shares of common stock issuable pursuant to options exercisable within 60 days of May 15, 2000.
(7) Includes 75,000 shares of common stock issuable pursuant to options exercisable within 60 days of May 15, 2000.
(8) Includes 58,736 shares of common stock issuable pursuant to options exercisable within 60 days of May 15, 2000. Also Includes 25,000 shares of common stock held by Samuel D. and Mary Ann H. Anderson as trustees of the Samuel and Mary Ann Anderson trust dated March 22, 1979.
(9) Includes 57,230 shares of common stock issuable pursuant to options exercisable within 60 days of May 15, 2000.
(10) Includes 86,300 shares of common stock issuable pursuant to options or other rights exercisable within 60 days of May 15, 2000.
(11) Includes 81,300 shares of common stock issuable pursuant to options exercisable within 60 days of May 15, 2000.
(12) Includes 3,776,671 shares of common stock issuable pursuant to options exercisable within 60 days of May 15, 2000.

                                       16.

Compliance with Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Company's officers and directors and persons who own more than ten percent (10%) of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Commission. Officers, directors and holders of more than ten percent (10%) of the Company's capital stock are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no forms were required for those persons, the Company believes that during fiscal year 1999 all of its officers, directors and holders of more than ten percent (10%) of the outstanding shares of the Company's capital stock complied with all Section 16(a) filing requirements applicable to them.

               Compensation Of Directors And Executive Officers

Compensation of Directors

         Each non-employee director of the Company is entitled to receive between $12,000 and $24,000 per year for such person's service as a director. Messrs. O'Reilly and Vaughn each received $12,000 in cash compensation for service as a director during fiscal year 1999. Messrs. Golde and Anderson each received $24,000 in cash compensation for service as a director during fiscal year 1999. Mr. Kessel received $2,000 in cash compensation for service as a director during fiscal year 1999. In addition, Mr. Vaughn is entitled to receive an option to purchase 10,000 shares of common stock of the Company upon each annual meeting of such non-employee director to the Board. Messrs. Anderson, Golde, and Drs. Kessel and Rogers received an option to purchase 100,000 shares of common stock of the Company upon their initial election to the Board and are not entitled to receive additional option grants upon any annual meeting. Directors who are employees of the Company do not receive any fee for their service as directors. None of the Company's directors receive any fees for their service on any committee of the Board. All of the Company's directors are reimbursed for their out-of-pocket travel and accommodation expenses incurred in connection with their service as directors of the Company.

Compensation of Executive Officers

         The following table sets forth all compensation awarded or paid to and earned by, the Chief Executive Officer of the Company during the fiscal years ended December 31, 1999, 1998 and 1997 as well as those executive officers whose salary and bonus were in excess of $100,000 for services rendered to the Company during the years ended December 31, 1999, 1998 and 1997, and one former executive officer who departed from the Company in March 1999 (collectively, the "Named Executive Officers"):

                                       17.

                          Summary Compensation Table

                                                                                        Long-Term
                                                 Annual Compensation                Compensation (1)
                                             ---------------------------------------------------------------
                                                                                Shares            All Other
                                    Fiscal       Base                         Underlying        Compensation
   Name and Principal Position       Year      Salary($)      Bonus($)        Options(#)             ($)
   ---------------------------      ------     ---------      --------        ----------        ------------
 Jay D. Kranzler, M.D., Ph.D.,       1999      $305,500       $150,000               -           $12,800(2)
    Chief Executive Officer,         1998       277,000              -               -            11,300(3)
    Chief Financial Officer and      1997       245,000        125,000         277,440            10,800(4)
    Chairman of the Board

 Carl Bobkoski                       1999       189,500              -         500,000            15,250(5)
     President, Chief Operating      1998             -              -               -                 -
     Officer and Corporate           1997             -              -               -                 -
     Secretary

 Debby Jo Blank, M.D.(6),            1999        94,600              -               -             9,460(7)
    President, Chief Operating       1998       244,000              -               -            52,000(8)
    Officer and Director             1997       215,500        101,500         101,415             9,500(9)

 R. Michael Gendreau, M.D.           1999       191,500         75,000               -            10,000(10)
    Executive Vice President,        1998       167,400              -         150,000            10,000(11)
    Research and Development,        1997       149,000            262               -             4,472(12)
    Chief Medical Officer; and
    Chief Scientific Officer

-------------

    1. The Company's 1996 Equity Incentive Plan (the "1996 Plan"), is intended to further the interests of the Company by providing for the grant of stock awards to directors, officers and employees of and consultants to the Company.
    2. Includes $2,800 paid by the Company on behalf of Dr. Kranzler for life insurance premiums during 1999, and $10,000 of contributions made by the Company under its 401(k) plan.
    3. Includes $1,300 paid by the Company on behalf of Dr. Kranzler for life insurance premiums during 1998, and $10,000 of contributions made by the Company under its 401(k) plan.
    4. Includes $1,300 paid by the Company on behalf of Dr. Kranzler for life insurance premiums during 1997, and $9,500 of contributions made by the Company under its 401(k) plan.
    5. Includes $5,250 paid by the Company on behalf of Mr. Bobkoski for long-term disability premiums during 1999, and $10,000 of contributions made by the Company under its 401(k) plan.
    6.   Dr. Blank resigned from the Company effective March 1999.
    7. Represents $9,460 of contributions made by the Company under its 401(k) plan during 1999.
    8. Includes $42,000 paid to Dr. Blank for relocation costs associated with Dr. Blank's relocation to San Diego, California upon joining the Company. Also includes $10,000 of contributions made by the Company under its 401(k) plan.
    9. Represents $9,500 in contributions made by the Company under its 401(k) plan.
    10. Represents $10,000 in contributions made by the Company under its 401(k) plan.
    11. Represents $10,000 in contributions made by the Company under its 401(k) plan.
    12. Represents $4,472 in contributions made by the Company under its 401(k) plan.

                                       18.

             Stock Option Grants And Exercises In Last Fiscal Year

         The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1999 to the Named Executive
Officers:

                                            Individual Grants
                             --------------------------------------------
                                               % of Total                                  Potential Realizable
                                                 Options                                     Value at Assumed
                             Shares            Granted to                                  Annual Rates of Stock
                             Underlying       Employees in      Exercise                     Appreciation for
                             Options             Fiscal         Price Per    Expiration      Option Term($)(2)
                                                                                           ----------------------
     Name                    Granted (#)       Year(%)(1)       Share($)        Date         5%            10%
-------------                -----------    ---------------     ---------    ----------    --------    ----------
Carl Bobkoski                500,000 (3)         36.4%            $2.75        2/17/09     864,730      2,191,396


   1. Based upon options to purchase a total of 1,373,000 shares of common stock of the Company granted during the fiscal year 1999.
   2. The potential realizable value is based upon the assumption that the fair market value of the common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. Actual realizable value, if any, on stock option exercises is dependent on the future performance of the common stock and overall market conditions, as well as the option holder's continued employment through the vesting period.
   3. Such options vest 25% on the one-year anniversary of the date of grant with the remainder vesting ratably and daily over the following three-year period.

                Aggregated Option Exercises In Last Fiscal Year
                       And Fiscal Year-end Option Values

         The following table sets forth certain information as of December 31, 1999, regarding options held by the Named Executive Officers. None of such individuals exercised any options during the fiscal year ended December 31, 1999. There were no stock appreciation rights outstanding at December 31, 1999.


                                                 Number of Shares
                                              Underlying Unexercised           Value of Unexercised
                                                     Options                   In-The-Money Options
                                                  at FY-End (#)                 as of FY-End ($)(1)
                                          ----------------------------------------------------------------
                  Name                     Exercisable    Unexercisable    Exercisable    Unexercisable
         -------------------------------------------------------------------------------------------------
         Jay Kranzler, M.D., Ph.D.          2,992,342          60,427        $907,980        $11,330

         Carl Bobkoski                              -         500,000        $      -        $     -

         R. Michael Gendreau, M.D.            344,385          71,615        $ 19,773        $ 7,039

________________
   (1) Calculation based upon $1.8125, the closing sales price of the underlying shares of common stock as reported on the Nasdaq SmallCap Market on December 31, 1999, less exercise price.

                                       19.

                  Employment And Change Of Control Agreements

         Jay D. Kranzler, M.D., Ph.D., the Company's Chairman of the Board, Chief Executive Officer, and Chief Financial Officer had a base salary in 1999 of $305,500, and received a performance based bonus of $150,000. In addition to his base salary and bonus, under his employment agreement, Dr. Kranzler was granted an option to purchase 3,025,327 shares of common stock of the Company (which amount represented eight percent (8%) of the Company's common stock on a fully diluted basis on the date of grant) at an exercise price equal to $1.50 per share. The options vest twenty-five percent (25%) immediately upon grant and thereafter ratably and daily over a four year period subject to board approved company-wide stock option accelerations. In August 1997, Dr. Kranzler was granted an option to purchase 277,440 shares of the Company's common stock at an exercise price of $1.625 per share and vest twenty-five percent (25%) one year from the date of grant and thereafter ratably and daily over a three year period. On January 27, 2000 Dr. Kranzler was granted an option to purchase 1,000,000 shares of the Company's common stock at an exercise price of $2.8125 per share and vest ratably and daily over a four (4) year period. As of March 1, 2000, options to purchase 3,074,327 shares of common stock had vested.

         In April 1996, the Company entered into an employment agreement with Dr. R. Michael Gendreau, the Company's Executive Vice President, Research and Development, Chief Scientific Officer and Chief Medical Officer, whereby Dr. Gendreau's annual compensation consisted of a base salary of $149.000. During 1999, Dr. Michael Gendreau received a base salary of $191,500 and a performance bonus of $75,000. In April 1996 the Company also granted Dr. Gendreau options to purchase up to 125,000 shares of the Company's common stock at an exercise price of $2.019 per share. On January 1, 1998, Dr. Gendreau was granted an option to purchase 50,000 shares of common stock of the Company at an exercise price of $1.4375 per share and on August 10, 1998 he was granted an additional option to purchase 100,000 shares of the Company's common stock at an exercise price of $2.3438 per share which vest twenty-five percent (25%) after one year upon grant and thereafter ratably and daily over a three year period. On January 27, 2000 Dr. Gendreau was granted an option to purchase 125,000 shares of the Company's common stock at an exercise price of $2.8125 per share which vest ratably and daily over a four (4) year period. As of March 1, 2000, options to purchase a total of 353,560 shares of common stock had vested. In the event that Dr. Gendreau's employment with the Company is terminated by the Company without cause due to a corporate merger or acquisition, Dr. Gendreau will receive a six month salary severance.

         In February 1999, the Company entered into an employment agreement with Carl F. Bobkoski, the Company's President, Chief Operating Officer and Corporate Secretary, whereby Mr. Bobkoski's annual compensation consists of base salary of $215,000 and he is eligible at the sole discretion of the Board for an annual bonus equal to 25% of his base salary. During 1999 Mr. Bobkoski was paid $189,500 in base salary. In February 1999, the Company also granted Mr. Bobkoski options to purchase up to 500,000 shares of the Company's common stock at an exercise price of $2.75 per share. If the Company terminates Mr. Bobkoski's employment without cause, he is entitled to his base salary for six months; provided that the payments shall increase by one month for every full year of continuous service with the Company. In addition, in the event that Mr. Bobkoski's employment with the Company is terminated by the Company without cause due to a corporate merger or acquisition, Mr. Bobkoski's options shall become fully exercisable.

                                       20.

Report Of Compensation Committee On Executive Compensation

         The Compensation Committee (the "Committee") is comprised of directors who are not employees of the Company. The Committee is responsible for establishing and administering the Company's executive compensation arrangements.

         The Company believes that a competitive, goal-oriented compensation policy is critically important to the creation of value for stockholders. To that end, the Company has created an incentive compensation program intended to reward outstanding individual performance. Under the Omnibus Budget Reconciliation Act of 1993, beginning in 1994, the federal income tax deduction for certain types of compensation paid to the Chief Executive Officer and four other most highly compensated officers of publicly held companies is limited to $1,000,000 per officer per fiscal year unless such compensation meets certain requirements. The Committee is aware of this limitation and believes that the deductibility of compensation payable in 1999 will not be affected by this limitation.

Compensation Philosophy

         The Company's compensation program is intended to implement the following principles:

     .   Compensation should be related to the value created for stockholders.
     . Compensation programs should support the short-term and long-term strategic goals and objectives of the Company.
     . Compensation programs should reflect and promote the Company's values and reward individuals for outstanding contributions to the Company's success.
     . Short-term and long-term compensation programs play a critical role in attracting and retaining well-qualified executives.

         While compensation opportunities should be based in part upon individual contribution, the actual amounts earned by executives in variable compensation programs should also be based upon how the Company performs.

         The Company's executive compensation for the Chief Executive Officer and all other executives is based upon three components, each of which is intended to serve the Company's compensation principles.

Base Salary

         Base salary is targeted at the competitive median for similar companies in the biotechnology industry. For the purpose of establishing these levels, the Committee compares the Company's compensation structure from time to time with the companies covered in a compensation survey of the biotechnology industry entitled, Biotechnology Compensation and Benefits Survey, which is prepared by Radford Associates and sponsored by the Biotechnology Industry Organization. Many of the Companies covered in that survey are also included in the published industry line-of-business index included in the Company's Stock Price Performance Graph, included elsewhere in this document.

                                       21.

         Based upon its reviews of industry data, the Compensation Committee determined that the base salaries of the Chief Executive Officer and all other executive officers were appropriate and necessary to attract individuals of such high caliber within the biotechnology industry. The Committee reviews the salaries of the Chief Executive Officer and other executive officers each year and such salaries may be increased based upon (i) the individual's performance and contribution to the Company and (ii) increases in median competitive pay levels.

Annual Incentives

         The Company has a cash bonus program whereby bonus amounts are determined based upon the achievement of corporate goals and individual performance. Any bonus is based, in part, upon Company performance and in part on individual performance. The Committee believes bonus amounts are similar to those paid by other companies in the biotechnology industry.


Long-Term Incentives

         Long-term incentive compensation is provided through grants of options to purchase shares of the Company's common stock to the Chief Executive Officer, other executive officers and other employees. The stock options are intended to retain and motivate all employees to improve long-term performance of the Company. It is common in the biotechnology industry to grant stock options to all employees. As of 1999, stock options had been granted to all full-time employees of the Company. The Committee believes the amount and value of such grants are based upon levels similar to other companies in the biotechnology industry. Generally, stock options are granted with an exercise price equal to prevailing market value. The stock options generally vest in increments over a period of years.


Compensation Of The Chief Executive Officer

         Dr. Kranzler, the Company's Chief Executive Officer, assisted the Company in achieving certain of its goals in 1999. In 1999, the Company entered into an exclusive distribution agreement with Fresenius with respect to the PROSORBA column, obtained FDA clearance of the sale of the PROSORBA column for rheumatoid arthritis (RA) and launched the sale of the PROSORBA column for the treatment of RA. In accordance with the policies noted above, and in consideration of Dr. Kranzler's contributions to the Company, the Committee set Dr. Kranzler's base salary at $305,500 a 10.3% increase over 1998, and the committee also awarded Dr. Kranzler a $150,000 bonus in 1999.

                              Compensation Committee
                              Sam Anderson, Chairman
                              Larry Kessel, M.D.
                              Jack Vaughn

                                       22.

                         Stock Price Performance Graph

Comparison of Cumulative Return on Investment

         The following Stock Price Performance Graph compares the Company's cumulative total stockholder return on the Company's common stock for the periods indicated with the cumulative total return of the NASDAQ OTC Index and the NASDAQ Pharmaceuticals Stock Index. The Company has not declared any dividends since its inception. The Board and the Committee recognize that the market price of the Company's common stock is influenced by many factors, only one of which is Company performance. The historical stock price performance shown on the Stock Price Performance Graph is not necessarily indicative of future stock price performance.



[OBJECT OMITTED]

The above comparison assumes $100 was invested in the Company's common stock and each index on December 31, 1994.

                                       23.

                Certain Relationships And Related Transactions

         Mr. Mark Rogers, M.D., appointed as director of the Company in January 2000, is the President of Paramount Capital Investments. As of March 1, 2000, Paramount Capital Investments held approximately 12.3% of the Company's common stock.

         Mr. Richard Crooks, Jr., a former director of the Company, is a director of and consultant to Allen & Company Incorporated, a principal stockholder of the Company. Effective November 1999, Mr. Crooks resigned his Board of Director's position with the Company.

         The Company has also entered into an employment agreement with its three executive officers, as described under the caption "Management - Employment Agreements." The Company has granted stock options to certain directors and executive officers of the Company. See "Management - Executive Compensation."

         The Company's Bylaws provide that the company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under it bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person who it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and officers and currently maintains directors and officers insurance coverage.


                                 Other Maters

         The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy card to vote on such matters in accordance with their best judgment.

         The Company will furnish to record and beneficial holders of its common stock upon request, free of charge, a copy of the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1999 filed with the Securities and Exchange Commission upon written request to: Manny Diaz-Conti, Corporate Secretary, Cypress Bioscience, Inc., 4350 Executive Drive, Suite 325, San Diego, California 92121.

                                       By Order of the Board of Directors



                                       Manny Diaz-Conti
                                       Corporate Secretary
June 21, 2000